EXHIBIT 99.1

NEWS RELEASE

Press Contact:

Lauren Karp

Roxio, Inc.

408-367-4866

Lauren.karp@roxio.com

Roxio Appoints Universal Music Group Executive to its Board of Directors

SANTA CLARA, Calif.—July 23, 2003 – Roxio, Inc. (Nasdaq:ROXI), The Digital Media Company®, announced today the addition of Larry Kenswil to its board of directors. Mr. Kenswil is currently President of eLabs, a division of Vivendi Universal’s Universal Music Group (“UMG”). eLabs is UMG’s new media and technologies division, and is responsible for overseeing the company’s efforts in new formats and e-commerce as well as developing strategies for protecting copyrights in the digital domain.

Mr. Kenswil has led eLabs since its inception in January 1999. Previously, he was UMG’s Executive Vice President, Business and Legal Affairs. Mr. Kenswil sits on the Board of Directors of the Recording Industry Association of America (the “RIAA”) and, previously, the Board of the International Federation of the Phonographic Industry (“IFPI”). He is active in government affairs on behalf of the music industry, having testified before both congressional and administration committees.

Mr. Kenswil holds a B.A. from Cornell University, an M.S. from Boston University, and a J.D. from Georgetown University.

About Roxio

Roxio, Inc. (NASDAQ:ROXI) provides the best selling digital media software in the world. Roxio makes award-winning software products for CD/DVD burning, photo editing and video editing. Roxio’s family of products includes category-leading products Easy CD & DVD Creator™, Digital Media Suite™, Easy CD Creator® (Windows) and Toast® (Macintosh) for CD/DVD burning, PhotoSuite® for digital photography, and VideoWave® for digital video. Roxio also owns Napster®,the ground breaking on-line music service, and plans to re-launch it as a legal, paid service in the near future. Roxio’s current installed base is in excess of 100 million users. Roxio distributes its products globally through strategic partnerships with major hardware manufacturers, in stores with the leading worldwide retailers, through Internet partnerships and also sells its products direct at <www.roxio.com>. Headquartered in Santa Clara, California, Roxio also maintains offices in Minnesota, Canada, United Kingdom, Netherlands, and Japan. The company currently employs approximately 400 people worldwide. Roxio is a member of the S&P SmallCap 600 and the Russell 2000 Index.

Safe Harbor Statement

Except for historical information, the matters discussed in this press release, in particular matters related to the development of our on-line music distribution service, are forward-looking statements that are subject to certain risks and uncertainties including general economic conditions in the US and abroad, delays in development and competition, which could cause actual results to differ materially from those projected. Additional information on these and other factors are contained in Roxio’s reports filed with the Securities and Exchange Commission (SEC), including the Company’s Annual Report on Form 10-K as filed with the SEC on June 30, 2003, copies of which are available at the website maintained by the SEC at http://www.sec.gov. Roxio assumes no obligation to update the forward-looking statements included in this press release.

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Copyright © 2003 Roxio, Inc. All rights reserved. Roxio, the Roxio tagline, Easy CD & DVD Creator, PhotoSuite, VideoWave, Napster, Pressplay and Toast are either trademarks or registered trademarks of Roxio, Inc. in the United States and/or other countries. All other trademarks used are owned by their respective owners.